Exhibit 10.3
PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT
Under the Teradata 2025 New Employee Stock Inducement Plan
(20[●]-20[●] Performance Period Award – Cliff Vesting)
You have been awarded a number of restricted share units (the “Share Units”) under the Teradata 2025 New Employee Stock Inducement Plan, as amended from time to time (the “Plan”), as a material inducement to accept employment with Teradata and its affiliate companies (referred to collectively herein as “Teradata”), and pursuant to that certain offer letter entered into by and between you and Teradata. The Share Units are granted upon the terms, and subject to the conditions, set forth in this Performance-Based Restricted Share Unit Agreement (this “Agreement”) and the Plan. Please refer to the share unit information page on the website of Teradata’s third-party Plan administrator for your “Target Number of Share Units.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
1.    Crediting of Share Units.
(a)    In General. Your right to receive a credit of all, a portion, or a multiple of the Target Number of Share Units shall be contingent upon the extent to which Teradata Corporation (the “Company”) achieves the performance goals established by the Compensation and People Committee of the Company’s Board of Directors (the “Committee”) and set forth on Exhibit A (the “Performance Goals”) for each calendar year in the performance period commencing January 1, 20[●] and ending December 31, 20[●] (the “Performance Period”), in accordance with the payout levels set forth on Exhibit A (the “Performance Metrics”). The Committee may establish special adjustments that will be applied in calculating the extent to which the Performance Goals have been satisfied.
(b)    Calculation of Payout. After the end of each calendar year during the Performance Period (but no later than June 30 after the end of such year), the Committee shall determine in writing the extent, if any, to which the Performance Goals applicable to that year have been satisfied and shall determine the percentage, if any, of the Target Number of Share Units allocable to such Performance Goals for that calendar year that shall be earned (if any), based on the payout level identified in the Performance Metrics (such earned units, if any, being the “Share Units”).
2.     Vesting, Forfeiture and Payment of Share Units.
(a)    Vesting. The Share Units (if any) earned in accordance with Section 1 above shall be fully vested as of the day on which the Committee certifies the achievement of the Performance Goals for the last calendar year in the Performance Period as provided in Section 1(b) above (the “Vesting Date”), provided that you have remained continuously employed by Teradata through the Vesting Date. The vested Share Units represent the right to receive one Share and shall at all times be equal in value to one Share.
(b)    Certain Terminations.

(i)    If you cease to be employed by Teradata prior to the Vesting Date due to death or a disability for which you qualify for benefits under the Teradata Long-Term Disability Plan or another long-term disability plan sponsored by Teradata, then you (or your estate) shall be eligible to vest in a pro-rated number of Share Units, calculated by multiplying (i) the actual number of Share Units that would have been earned in accordance with Section 1 of this Agreement had you continued in employment through the Vesting Date, determined by the Committee based on the actual performance of the Company during the Performance Period, by (ii) a fraction, the numerator of which is the number of full and partial months of employment you completed commencing with the first day of the Performance Period (not to exceed 36 months), and the denominator of which is 36 months (subject to such rounding conventions as may be implemented from time-to-time by Teradata’s third party Plan administrator). For purposes of determining any pro rata vesting of your Share Units, your period of employment with Teradata shall not include any leave of absence, other than an approved leave of absence from which Teradata reasonably expects that you will return to perform services for Teradata.
(ii)    If you cease to be employed by Teradata prior to the Vesting Date due to your Retirement, then the Committee or its delegate may in its sole discretion choose to provide that all or any pro rata portion of the Share Units that would have been earned in accordance with Section 1 of this Agreement had you continued in employment through the Vesting Date, determined by the Committee based on the actual performance of the Company during such Performance Period, will become vested upon the terms, and subject to the conditions, established by the Committee, including an acceleration of vesting for Share Units for up to one additional year following Retirement. For purposes of this Agreement, “Retirement” means termination by you of your employment with Teradata (for any reason other than termination by Teradata for Cause) at or after age 55.
(iii)    If your employment with Teradata is terminated prior to the Vesting Date due to a reduction-in-force, then you shall be eligible to vest in a pro-rated number of Share Units, calculated by multiplying (i) the actual number of Share Units that would have been earned in accordance with Section 1 of this Agreement had you continued in employment through the Vesting Date, determined by the Committee based on the actual performance of the Company during the Performance Period, by (ii) a fraction, the numerator of which is the number of full and partial months of employment you completed commencing with the first day of the Performance Period (not to exceed 36 months), and the denominator of which is 36 months (subject to such rounding conventions as may be implemented from time-to-time by Teradata’s third party Plan administrator). For purposes of determining such pro rata vesting of your Share Units, your period of employment with Teradata shall not include any leave of absence, other than an approved leave of absence from which Teradata reasonably expects that you will return to perform services for Teradata. Teradata in its sole discretion determines when an employee’s position is terminated due to a reduction-in-force.
(c)    Change in Control. Notwithstanding any provision in this Agreement to the contrary, in the event of a Change in Control, the applicable provisions of Section 20 of the Plan shall govern the treatment of your outstanding Share Units as provided therein.

(d)     Forfeiture. Except as otherwise provided pursuant to Sections 2(b) or 2(c) or in a severance plan maintained by Teradata and applicable to you, your right to receive a credit of Share Units shall be forfeited automatically without further action or notice in the event that you cease to be employed by Teradata through the end of the Performance Period.
(e)    Payment. Except as otherwise provided in this Agreement, the Company shall deliver the Shares underlying the vested Share Units in accordance with this Agreement within seventy (70) days after the Vesting Date.
3.     Confidentiality. By accepting this award, unless disclosure is required or permitted by Applicable Law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family, or your financial consultant, provided such persons agree in advance to keep such information confidential and not disclose it to others. The Share Units will be forfeited if you violate the terms and conditions of this Section 3. Notwithstanding the foregoing, nothing contained in this Agreement or any other Teradata agreement, policy, practice, procedure, directive or instruction shall prohibit you from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a “Government Agency”), from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations or from exercising any rights you may have under Section 7 of the National Labor Relations Act. You do not need prior authorization of any kind to make any such reports or disclosures and you are not required to notify Teradata that you have made such reports or disclosures. Nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to any Government Agency.
4.     Transferability. The Share Units may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, will or by the laws of descent and distribution upon your death. Any purported transfer or encumbrance in violation of the provisions of this Section 4 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Share Units.
    5.     Termination for Cause. The Share Units shall be subject to Section 19(a) of the Plan in the event that your employment is terminated by Teradata for Cause. This means that, upon termination of your employment for Cause, (a) your Share Units (whether or not vested) will be forfeited automatically and without further action or notice, and (b) to the extent demanded by the Committee in its sole discretion and permitted by Applicable Law, you shall (i) return to Teradata all Shares that you have not disposed of that have been acquired pursuant to this Agreement during the two (2) years prior to the date of your termination of employment, and (ii) with respect to any Shares acquired pursuant to this Agreement during the two (2) years prior to the date of your termination of employment and that you have disposed of, pay to Teradata in cash the Fair Market Value of such Shares, determined as of the date acquired.
6.     Tax-Related Items and Withholding. Teradata has the right to deduct or cause to be deducted, or collect or cause to be collected, with respect to the taxation of any Share Units, the issuance or sale of Shares, and the receipt of dividends or dividend equivalents, if any, or otherwise in relation to you participation in the Plan, any federal, state, local, foreign or other taxes, social contributions, required deductions, or other payments required by the laws of the United States or any other country to be withheld or paid with respect to the Share Units or related to or resulting from your participation in the Plan (“Tax-Related Items”), and you or your legal representative or beneficiary will be required to pay any such amounts. By accepting this award, you consent and direct that, if you are paid through Teradata’s United States payroll system at the time the Share Units are settled, Teradata’s stock plan administrator will withhold or sell the number of Shares underlying the Share Units as Teradata, in its sole discretion, deems necessary to satisfy such Tax-Related Items; provided, however, that if Teradata is required to withhold any taxes prior to settlement of the Share Units, then you agree that Teradata may satisfy those withholding obligations by withholding cash from your compensation otherwise due to you or by any other action as it may deem necessary to satisfy the withholding obligation. In no event shall the value of the Shares of common stock to be surrendered pursuant to this Section 6 to satisfy applicable withholding taxes (as determined by Teradata) exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. If you are paid through a non-United States Teradata payroll system, you agree that Teradata may satisfy any Tax-Related Items by withholding cash from your compensation otherwise due to you or by any other action as it may deem necessary to satisfy the Tax-Related Items. Regardless of any action Teradata or your employer (the “Employer”) takes with regards to any Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by Teradata or the Employer. You also agree that you solely are responsible for filing all relevant documentation that may be required of you in relation to this award or any Tax-Related Items, such as but not limited to personal income tax returns or reporting statements in relation to the grant or vesting of this award or the subsequent sale of Shares acquired pursuant to such award and the receipt of any dividends or dividend equivalents.
7.    Restrictive Covenants. As a recipient of this equity award, you recognize that you have access to highly confidential, proprietary and non-public information of Teradata and its customers, including strategic plans, customer lists, research and development plans, and other information not made available to the general public and from which Teradata derives value. For purposes of this Agreement, this information is defined as “Trade Secret Information.”
To protect Teradata’s investment in Trade Secret Information, and in exchange for the Share Units, you agree that the following restrictions will apply during your employment with Teradata and, to the extent permitted by Applicable Law, for a period of twelve (12) months after the date that you cease to be employed by Teradata for any reason (the “Termination Date”) (or if Applicable Law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period):
(a) You will not, without the prior written consent of the Chief Executive Officer of Teradata, render services directly or indirectly to, or become employed by, any Competing Organization of Teradata (as defined in this Section 7 below) to the extent such services or employment involves the development, manufacture, marketing, sale, advertising or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, marketed, serviced or otherwise provided by Teradata to its customers and upon which you worked or in which you participated during the last twelve (12) months of your Teradata employment. (This restriction is specifically intended to protect the value of and Teradata’s investment in Trade Secret Information to which you had access as an employee of Teradata). NOTWITHSTANDING THE FOREGOING, THE RESTRICTION SET FORTH IN THIS SECTION 7(a) SHALL NOT APPLY IF YOU ARE EMPLOYED BY TERADATA IN CALIFORNIA, NORTH DAKOTA, OKLAHOMA AND THE DISTRICT OF COLUMBIA, ANY STATE WHICH ENACTS LEGISLATION PROHIBITING SUCH AGREEMENTS, OR ANY JURISDICTION OR COUNTRY WHICH PROHBITS THE ENFORCEMENT OF SUCH AGREEMENTS.
(b) You will not, without the prior written consent of the Chief Executive Officer of Teradata, directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of Teradata to terminate his or her employment with or otherwise cease his or her relationship with Teradata. (This restriction is specifically intended to protect the value of the information you obtained while a Teradata employee regarding the skills, experience and knowledge of Teradata employees, which is Trade Secret Information, and Teradata’s investment in developing these employees). NOTWITHSTANDING THE FOREGOING, THE RESTRICTION SET FORTH IN THIS SECTION 7(b) SHALL NOT APPLY IF YOU ARE EMPLOYED BY TERADATA IN CALIFORNIA, NORTH DAKOTA, OKLAHOMA AND THE DISTRICT OF COLUMBIA, ANY STATE WHICH ENACTS LEGISLATION PROHIBITING SUCH AGREEMENTS, OR ANY JURISDICTION OR COUNTRY WHICH PROHBITS THE ENFORCEMENT OF SUCH AGREEMENTS.
(c) You will not, without the prior written consent of the Chief Executive Officer of Teradata, solicit the business of any firm or company with which you worked during the preceding twelve (12) months of employment at Teradata, if such firm or company was a customer of Teradata, by using Teradata Trade Secret Information. (This restriction is specifically intended to protect the value of the identity of Teradata customers, their needs, interests, strategic plans, etc., all of which is Trade Secret Information you acquired as a Teradata employee with access to such information).
If you breach the terms of this Section 7, you agree that in addition to any liability you may have for damages arising from such breach, your Share Units (whether or not vested) will be forfeited automatically and without further action or notice, and, to the extent permitted by Applicable Law, with respect to any Shares acquired pursuant to this Agreement during the twelve (12) months prior to the Termination Date, you agree to pay to Teradata in cash the Fair Market Value of such Shares, determined as of the date acquired.
As used in this Section 7, “Competing Organization” means a person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to and competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by Teradata to its customers and is therefore a competitor of Teradata.

8.    Arbitration. By accepting this award, you agree that, where permitted by local law, any controversy or claim arising out of or related to this Agreement or your employment relationship with Teradata shall be resolved by first exhausting Teradata’s internal dispute resolution process and policy in place when the dispute arose, and then by arbitration pursuant to the Mutual Agreement to Arbitrate All Employment Related Claims attached hereto as Exhibit B.
Notwithstanding the preceding subparagraph, you acknowledge that if you breach Section 7, Teradata will sustain irreparable injury and will not have an adequate remedy at law. As a result, you agree that in the event of your breach of Section 7 Teradata may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief to preserve the status quo pending appointment of an arbitrator and completion of an arbitration.
    9.    Compensation Clawback Policy. By accepting this award, you acknowledge and agree that, notwithstanding any other provision of this Agreement to the contrary, you may be required to forfeit or repay any or all of the Share Units or Shares delivered hereunder pursuant to the terms of the Teradata Corporation Clawback Policy (or a successor policy), as the same may be amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or applicable securities exchange, whether such policy is adopted prior to or after the date of grant.
10.    Beneficiaries; Successors.
(a)    Without limiting Section 4 of this Agreement, you may designate one or more beneficiaries to receive all or part of any Share Units to be distributed in case of your death, and you may change or revoke such designation at any time. In the event of your death, any Share Units distributable hereunder that are subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other Share Units not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the Share Units in question may be transferred to your estate, in which event Teradata will have no further liability to anyone with respect to such Share Units.
(b)    The provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.
    11.     Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid by a court or other tribunal of competent jurisdiction (including an arbitration tribunal), it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law.
12.    Amendment. Subject to Section 21 of the Plan, the terms of this award of Share Units as evidenced by this Agreement may be amended by the Teradata Board of Directors or the Committee at any time.

13.    Adjustments. The number of Share Units and the number and kind of shares of stock covered by this Agreement shall be subject to adjustment as provided in Section 15 of the Plan.
14.     Plan Governs. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, except that with respect to matters involving choice of law, the terms and conditions of Section 8 of this Agreement shall prevail.
15.    Dividend; Voting Rights. You shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Share Units credited to your Account until such Shares have been delivered to you in accordance with this Agreement. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and your rights will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
16.    Section 409A of the Code. The intent of the parties is that payments under this Agreement be exempt from, or comply with, Section 409A of the Code, and this Agreement shall be interpreted, administered and governed in accordance with such intent. In particular, solely to the extent necessary to comply with Section 409A of the Code: (x) a “termination of employment” or words of similar effect shall be deemed to mean a “separation from service” within the meaning of Section 409A of the Code, and (y) payment of any nonqualified deferred compensation to a “specified employee” (as determined under applicable Teradata policy) shall be made no earlier than the first business day that is more than six months after the date of separation from service. Further, notwithstanding anything to the contrary contained in this Agreement, the Committee shall have the right, at any time in its sole discretion, to accelerate the time of a payment under this Agreement to a time otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j), to the extent applicable.
17.    No Employment Contract or Acquired Rights. Nothing contained in this Agreement shall confer upon you any right with respect to continuance of employment by Teradata, nor limit or affect in any manner the right of Teradata to terminate your employment or adjust your compensation, subject to Applicable Law. Furthermore, nothing contained in this Agreement shall confer upon you any right to receive any future Share Units or awards under the Plan or the inclusion of the value of any awards in the calculation of severance payments, if any, upon termination of employment. The Share Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way, to past services for Teradata.
18.    Non-U.S. Employees. Notwithstanding any provision herein, if the Plan or your employment with Teradata or your participation in the Plan is subject to the rules and regulations of one or more non-United States jurisdictions, then your participation in the Plan shall be subject to any such rules and regulations and any disclosures or special terms and conditions as may be set forth in (but are not limited to) any appendix for such country maintained by the Company for such purposes, as the same may be supplemented or revised by the Company from time to time (the “Appendix”). Moreover, if you relocate to one of the countries included in the Appendix, the disclosures and special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such disclosures, terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Company also reserves the right to impose other requirements on your participation in the Plan to the extent the Company determines it necessary or advisable in order to comply with local law or facilitate the administration of the Plan and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Appendix (as revised or supplemented by the Company from time to time) shall constitute part of this Agreement.
For purposes of the vesting and forfeiture provisions above, the termination of your employment will be deemed effective as of the date that you are no longer actively employed and will not be extended by any notice period or “garden leave” that may be mandated contractually or under Applicable Law; the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Share Unit grant.
You also understand and agree that any cross-border cash remittance made in relation to this award, including the transfer of proceeds received upon the sale of Shares, must be made through a locally authorized financial institution or registered foreign exchange agency and may require you to provide to such financial institution or agency certain information regarding the transaction. Moreover, you understand and agree that the future value of Shares is unknown and the Company is neither responsible for any foreign exchange fluctuation between your local currency and the United States Dollar (or the selection by Teradata or the Employer in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of this award (or the calculation of income or any Tax-Related Items thereunder) nor liable for any decrease in the value of Shares or this award. In addition, the ownership of Shares or assets and holding of bank or brokerage account abroad may subject you to reporting requirements imposed by tax, banking, and/or other authorities in your country, and you understand and agree that you solely are responsible for complying with such requirements.
You further acknowledge that Teradata and the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Share Unit grant, including the grant, crediting, vesting or settlement of the Share Units, the issuance of Shares upon settlement of the Share Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Share Units to reduce or eliminate your liability for such Tax-Related Items or to achieve any particular tax result. You also understand Applicable Laws may require varying Share or Share Unit valuation methods for purposes of calculating Tax-Related Items, and Teradata assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of you under Applicable Law. Further, if you have become subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Teradata and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
19.    Acceptance of Terms. By accepting any benefit under this Agreement, you and each person claiming under or through you shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of this Agreement and the Plan and any action taken under this Agreement or the Plan by the Committee, the Board or Teradata, in any case in accordance with the terms and conditions of this Agreement.
20.    Communications and Electronic Delivery. Teradata may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Teradata or a third party designated by Teradata. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
21.    Data Privacy Consent. You hereby explicitly and unambiguously acknowledge and consent to the collection, use and transfer, in electronic or other form, of your Personal Data (as defined below) and any other Share Unit grant materials by and among, as applicable, Teradata, the Employer or third parties as may be selected by Teradata, for the exclusive purpose of implementing, administering and managing your participation in the Plan, enforcing the terms of and exercising their rights under this agreement to which it is a party and that relate directly or indirectly to you, and as necessary to comply with its obligations under Applicable Laws, rules and regulations with respect to your participation in the Plan. You further acknowledge and agree that such collection, storage, processing, use and transfer are for legitimate purposes and are necessary for the operation of the Plan. You understand that refusal or withdrawal of consent will affect your ability to participate in the Plan; without providing consent, you will not be able to participate in the Plan or realize benefits (if any) from the Share Units or any other awards under the Plan.
You understand and acknowledge that Teradata and the Employer or designated third parties may receive, hold, process and transfer certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, employment history, any Shares or directorships held in Teradata, details of all Share Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Personal Data”).
You understand that Personal Data may be transferred to any Subsidiary or affiliate or third parties assisting Teradata with the implementation, administration and management of the Plan, or to a successor in interest to the stock, assets or business of Teradata. You understand the recipients of the Data may be located in your country, in the United States, or elsewhere and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax and accounting advisor, and to the Employer and its payroll provider.
You should also refer to the Teradata Corporation Global Privacy Policy (which is available to you separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of your Personal Data.

APPENDIX

This Appendix, as such may be supplemented or revised by the Company from time to time, includes additional country-specific notices, disclaimers, terms and conditions that govern the Share Units granted to you under the Plan if you work or reside outside the U.S. and/or in a country which has additional legal requirements with respect to the Shares. Such terms and conditions and disclosures may also apply, as from the date of grant, if you move to or otherwise are or become subject to applicable laws or Company policies of a specified country. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement. This Appendix (as supplemented or revised by the company from time to time) shall form part of the Agreement and should be read in conjunction with the Agreement and the Plan.
This Appendix may also include information you should be aware of with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws that are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that your Share Units vest or you sell Shares acquired under the Plan. In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional legal and tax advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.
Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the U.S. This Agreement (of which this Appendix is a part), the Plan, and any other communications or materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the U.S. The issuance of securities described in any Plan-related documents is not intended for offering or public circulation in your jurisdiction outside of the United States.

European Union (“EU”)/European Economic Area (“EEA”), Switzerland and the United Kingdom (“UK”)
Data Privacy. If you are a resident of the EU/EEA, Switzerland or the UK, the following provision applies and supplements Section 21 of the Agreement:
You understand and acknowledge that:
•The data controller is the Company; queries or requests regarding your Personal Data should be made in writing to the Company’s representative relating to the Plan or Share Unit matters, who may be contacted at: Compensation.Global@Teradata.com;
•The legal basis for the processing of Personal Data is that the processing is necessary for the performance of a contract to which you are a party (namely, this Performance-Based Restricted Share Unit Agreement);
•Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan;
•You may, at any time, access your Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data without cost or exercise any other rights you may have in relation to your Personal Data under applicable law, including the right to make a complaint to an EU/EEA data protection regulator (or in Switzerland, the Federal Data Protection and Information Commissioner, or if you are in the UK, the UK Information Commissioner’s Office.)

United Kingdom
Settlement of Share Units. Notwithstanding any discretion in the Plan or the Agreement to the contrary, settlement of the Share Units shall be in shares only and not, in whole or in part, in the form of cash.

EXHIBIT A
PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT
(20[●]-20[●] PERFORMANCE PERIOD AWARD)

PERFORMANCE METRICS – OVERVIEW AND WEIGHTING

EXHIBIT B
TERADATA CORPORATION
MUTUAL AGREEMENT TO ARBITRATE ALL EMPLOYMENT RELATED CLAIMS

Teradata Corporation, including its divisions, subsidiaries and related companies (collectively, “Teradata”), believes most employment-related disputes are best resolved through open and honest communication and, when necessary, through the company’s Internal Dispute Resolution Policy (the “IDR Policy”), outlined in detail at CMP 706. If a dispute cannot be resolved informally, and given our desire to establish a speedy, impartial and cost-effective way to resolve disputes, the final stage of the IDR Policy provides the unresolved matter will be submitted to final and binding arbitration. This is Teradata’s and my mutual Arbitration Agreement (“Agreement”).

This Agreement to arbitrate includes every possible claim, dispute, or cause of action, in law or equity, arising out of or relating in any way to my employment with Teradata or the termination of my employment, to the maximum extent permitted by law, whether asserted during my employment with Teradata or after it has ended, including claims that I or my heirs, successors, administrators, and assigns may have against Teradata or against any of its current and former officers, directors, employees, representatives, contractors, owners, shareholders, or agents in their capacity as such, and all successors and assigns of any of them, or claims that Teradata may have against me (collectively, “Claims”).

Claims subject to this Agreement include, but are not limited to, claims pursuant to any federal, state or local law or statute including (without limitation) the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act, the Fair Labor Standards Act, the federal Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniform Service Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the California Fair Employment and Housing Act, the California Labor Code, the California Equal Pay Act, and the California Family Rights Act, all as amended; Claims for wages, overtime, or other compensation due; Claims involving meal and rest breaks; Claims for benefits (except where an employee benefit plan specifies that its claim procedure shall culminate in an arbitration procedure different from this one); Claims for breach of contract or other promise (oral or written, express or implied); Claims for any form of illegal discrimination or harassment under state or federal law; Claims for wrongful termination or discharge (constructive or actual); Claims for violation of any public policy; Claims for improper, unfair, and/or retaliatory treatment or dismissal; and all tort Claims. Claims not covered by this Agreement are claims for workers’ compensation benefits, unemployment compensation benefits, claims governed by ERISA or other claims that, as a matter of law, the parties cannot agree to arbitrate. I understand that while I still have a right to file a charge with a state or federal agency, I will submit the final resolution of any Claim to an arbitrator instead of a court or jury. Teradata and I acknowledge that, by entering into this Agreement, we both waive the right to resolve any Claims through a trial by jury, in exchange for the benefits of a speedy and less expensive dispute resolution procedure.

Teradata and I agree that we will resolve our disputes on an individual basis only. Except for representative claims under California’s Private Attorneys General Act (“PAGA”), which cannot be waived under applicable law and which are therefore excluded from this Agreement, Teradata and I expressly intend and agree that: (a) class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (b) we will not assert class action or representative action claims in arbitration or otherwise; and (c) we shall submit only our own, individual Claims in arbitration, including but not limited to an individual Claim under PAGA. The arbitrator may not consolidate more than one person’s Claims and may not otherwise preside over any form of a representative or class proceeding. This Agreement also prevents me from participating in a class action (existing or future) that is brought by any other party.

The arbitration shall be governed by the Federal Arbitration Act. The hearing will be conducted by the American Arbitration Association (the “AAA”) under the AAA’s then applicable employment arbitration rules (except as those rules are modified by this Agreement) and presided over by a sole arbitrator. The AAA rules are available online at https://www.adr.org/Rules. To file a claim, I will only be required to pay the equivalent of the fee to file a complaint in a court of local jurisdiction. Teradata will pay any remaining fees that are specific to arbitration, including the arbitrator’s fees and expenses. However, Teradata and I will each pay our own attorneys’ fees and our own standard litigation costs. If we cannot mutually agree on an arbitrator, the arbitrator will be selected according to the AAA’s rules and procedures. The arbitrator shall have the exclusive authority to rule on any challenge to his or her own jurisdiction or to the validity, enforceability, or formation of any portion of this Agreement to arbitrate.

The arbitration hearing will be held in or near the city where I worked with Teradata, or as otherwise mutually agreed to by me and Teradata. To prepare for the hearing, both Teradata and I have the right to take the sworn deposition statements of two individuals and, in addition, any expert witness expected to testify at the hearing. All documents to be used as exhibits and a list of all potential witnesses will be exchanged at least two weeks in advance of the hearing. No other discovery will be permitted unless the arbitrator finds there is a compelling need to do so and this need outweighs our desire for a quick and inexpensive resolution of the dispute. The arbitrator may consider and grant prehearing dispositive motions as he/she deems appropriate. The arbitrator will make a decision using the substantive law of the state where the claim arose or federal law where applicable. The arbitrator shall: (a) have the same full authority to order relief as would a court or a jury (including but not limited to an award of attorneys’ fees or costs under any applicable statute or written agreement); and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator’s award may be entered and enforced by any court with jurisdiction.

This Agreement is not an employment contract and does not alter the terms of my at-will employment relationship with Teradata. Our mutual willingness to submit all disputes to arbitration is consideration for this Agreement. As additional consideration, I understand Teradata requires me to sign this Agreement as a condition of the compensation and benefits provided to me now and during my employment with Teradata.

This is the entire Agreement between Teradata and me relating to arbitration and supersedes any other written or oral agreement relating to arbitration, except for the IDR Policy which remains in full force and effect (however, in the event this Agreement and the IDR Policy conflict, this Agreement shall govern). This Agreement to arbitrate shall survive termination of my employment at Teradata. I have had a full opportunity to review this Agreement and I understand and agree to its terms. This Agreement can only be revoked or modified by a writing signed by both me and an officer of Teradata. If any portion of this Agreement is held to be void or unenforceable under any federal, state, or local law, the rest of the Agreement will remain in full force and effect.

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